Exhibit 99.1
March 29, 2018

CyrusOne Inc. Announces New $3.0 Billion Unsecured Credit Facility
$1.0 Billion Increase in Total Size of Facility with Extended Maturity Dates, Lower Borrowing Rates, and Enhanced Flexibility in Support of International Expansion

DALLAS--(BUSINESS WIRE)--CyrusOne Inc. (“CyrusOne”) (NASDAQ: CONE), a premier global data center REIT, today announced that its operating partnership, CyrusOne LP, has entered into a new senior unsecured credit agreement, increasing the size of its credit facility by $1.0 billion, or 50%, to a total of $3.0 billion. The new agreement also provides for an extension of maturity dates, reductions in the interest rate margins applicable on the revolving credit facility and five-year term loan, and enhanced flexibility in support of the Company’s international expansion plans, including the ability to borrow in non-USD currencies.
The new agreement consists of a $1.7 billion revolving credit facility, which includes a $750 million multicurrency borrowing sublimit, and term loan commitments totaling $1.3 billion. The term loan commitments consist of a $1.0 billion five-year term loan, which includes a delayed draw feature allowing the Company to draw $300 million in up to three tranches over a six-month period in multiple currencies, and a new $300 million seven-year term loan. The interest rate margins applicable to the revolving credit facility and the five-year term loan based on the Company’s current leverage level have been decreased by 10 basis points to LIBOR plus 1.45% and LIBOR plus 1.40%, respectively, while the interest rate margin applicable to the seven-year term loan based on the Company’s current leverage level is LIBOR plus 1.70%. The maturity of the revolving credit facility is March 2022, and the facility includes a one-year extension option which, if exercised by the Company, would extend the final maturity to March 2023. The maturity of the five-year term loan is March 2023, and the seven-year term loan matures in March 2025. The credit agreement also contains an accordion that allows the Company to obtain up to $1 billion in additional revolving or term loan commitments.
“This new $3 billion credit facility gives us substantial liquidity at attractive interest rates to fund both domestic and international growth opportunities, positioning us well for the future,” said Diane Morefield, Chief Financial Officer. “We are very pleased with the significant increase in the commitment levels across our lending group, reflecting their confidence in our overall strategy and ongoing business execution both domestically, and as we begin our global expansion.”
CyrusOne engaged JPMorgan Chase Bank, N.A. to serve as administrative agent, KeyBank National Association, to serve as syndication agent, and JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc., Barclays Bank PLC, RBC Capital Markets, LLC, and TD Securities (USA) LLC to serve as joint lead arrangers. Co-documentation agents include Bank of America, N.A., Citizens Bank, N.A., Fifth Third Bank, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, Raymond James Bank, N.A., SunTrust Bank, and The Bank of Tokyo - Mitsubishi UFJ, Ltd. BMO Harris Bank N.A., Credit Agricole Corporate and Investment Bank, and ING Capital LLC are new lending institutions. There are 23 financial institutions in the syndicate.
Safe Harbor
This release and the documents incorporated by reference herein contain forward-looking statements regarding future events and our future results that are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," "predicts," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "endeavors," "strives," "may," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this release and those discussed in other documents we file with the Securities and Exchange Commission (SEC). More information on potential risks and uncertainties is available in our recent filings with the SEC, including CyrusOne's Form 10-K report, Form 10-Q reports, and Form 8-K reports. Actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.
About CyrusOne
CyrusOne (NASDAQ: CONE) is a high-growth real estate investment trust (REIT) specializing in highly reliable enterprise-class, carrier-neutral data center properties. The Company provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for nearly 1,000 customers, including 197 Fortune 1000 companies.
With a track record of meeting and surpassing the aggressive speed-to-market demands of hyperscale cloud providers, as well as the expanding IT infrastructure requirements of the enterprise, CyrusOne provides the flexibility, reliability, security, and connectivity that foster business growth. CyrusOne offers a tailored, customer service-focused platform and is committed to full transparency in communication, management, and service delivery throughout its 45 data centers worldwide. Additional information about CyrusOne can be found at www.CyrusOne.com.
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Investor Relations
Michael Schafer
Vice President, Capital Markets & Investor Relations
972-350-0060
investorrelations@cyrusone.com